           Exhibit 10.24.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to that certain Employment Agreement dated March 31, 2008 (the “Original Agreement”) is entered into by and between Acacia Technologies LLC, a Delaware limited liability company ("Acacia”), and Robert L. Harris (“You”), effective as of December 17, 2008, on the following terms and conditions.

BACKGROUND

A.	Acacia and You are parties to the Original Agreement.

B.	Acacia and You desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, Acacia and You, intending to be legally bound, hereby agree as follows:

1.          Section 3.2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“Discretionary Bonus.  You shall be eligible for a discretionary bonus equal in value of up to Thirty percent (30%) of your annual salary.  Such bonus shall be at the sole discretion of the Compensation Committee of Acacia Research Corporation, and shall be based upon personal performance, overall company performance, and any other factors that the Compensation Committee elects to consider.  This bonus is solely within the discretion of the Compensation Committee, which may elect to pay You no bonus in any given year or years.  The Compensation Committee may increase the amount of the discretionary bonus, but has no obligation to do so.  In order to be eligible for the discretionary annual bonus, this Agreement must be in full force and effect at the time of the payment of such bonus.  Such discretionary annual bonus shall be evaluated and paid (if applicable) no later than December 31 of the calendar year following the calendar year to which such bonus relates.  The discretionary annual bonus shall be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.”

2.           Approval by Board of Directors.  The Board of Directors of the Company approved the provisions of this Amendment at a meeting held, pursuant to notice duly given, on December 17, 2008.

3.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one Amendment.

4.           Terms and Conditions of the Original Agreement.  Except as specifically amended by this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACACIA TECHNOLOGIES LLC

By:            /s/ Paul R. Ryan
Name:      Paul R. Ryan
Its:           Chairman and CEO

/s/ Robert L. Harris
Robert L. Harris

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